UNITED STATES
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NVE Corporation
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11409 Valley View Road Eden Prairie, MN 55344-3617 www.nve.com

Fellow Shareholders:

Profits each quarter of fiscal 2014 extended our history to 48 consecutive profitable quarters. Product sales increased for the year. A more favorable revenue mix and more efficient manufacturing contributed to record gross margins. We had solid profits and record margins despite a challenging government contract environment.

We also strengthened our balance sheet and repurchased stock. Most importantly, we positioned ourselves for growth by investing heavily in research and development.

Financial Strength
As the charts at right show, your shareholders’ equity increased $9.7 million in just the past year to nearly $104 million. This added another digit to our balance-sheet columns, and is evidence of how much NVE’s shareholder value has increased over the years. When I joined NVE in 2001, shareholders’ equity was about $2 million.

Other highlights of the past five years are that cash and marketable securities nearly doubled; shareholders’ equity increased more than $47 million, and our stock price nearly doubled.

Significant R&D
Research and development expense increased 39% in fiscal 2014 compared to the prior year. R&D investments in recent years have resulted in a number of new products including new top-of-the-line couplers, smaller couplers, and several new and custom medical device sensors.

In addition to new products, we upgraded several key specifications to keep our products best-in-class. We also continued to invest for the long term with significant research activities for opportunities such as anti-tamper technologies and biosensors.

Board of Directors Changes
I want to thank Jim Hartman and Bob Irish, two directors who are not standing for reelection, for their selfless service to NVE. Jim has served eight years on our board of directors and Bob has served 22 years. We are fortunate to have two exceptionally qualified first-time director nominees. Rich Kramp and Gary Maharaj are both remarkably accomplished and committed to enhancing your long-term shareholder value.

Future Growth
Unique technology, significant R&D investments, a strong balance sheet, and dedicated employees position us well for future growth. We look forward to continuing to lead a spintronics revolution.

Sincerely,

Daniel A. Baker
President and Chief Executive Officer

Statements used in this letter that relate to future plans, events, or performance are forward-looking statements that are subject to certain risks and uncertainties including the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K and other reports filed with the SEC. The Company undertakes no obligation to update forward-looking statements.